Exhibit 99.1

Press Release

Company Contact: John Batty Senior Vice President & CFO Credence Systems Corporation Phone: 408-635-4352 FAX: 408-635-4986 E-mail: john_batty@credence.com

Credence Reports Results for First Quarter

Fiscal Year 2007

MILPITAS, Calif., March 1, 2007 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for the first quarter of fiscal 2007 ended February 3, 2007.

Net sales for the first quarter were $118.8 million, representing a decrease of 6.6 percent from prior quarter net sales of $127.1 million and a decrease of 2.5 percent from a year ago first quarter net sales of $121.8 million. Net loss for the quarter was $11.0 thousand or $0.00 net loss per share, versus a net loss of $1.9 million or $0.02 net loss per share in the prior quarter. Net loss from a year-ago first quarter was $4.0 million or $0.04 net loss per share. The net loss in the first quarter of fiscal 2007 included restructuring charges of $0.5 million resulting primarily from previously announced headcount reduction actions taken during the quarter and a loss of $0.9 million on the sale of the Oregon land, which were offset by a $3.0 million gain associated with the exchange of $72.5 million principal amount of convertible notes.

“On balance, I’m encouraged that our business held up this past quarter during what is normally a seasonally soft period for the ATE industry,” said Lavi Lev, president and chief executive officer. “During my first two months as chief executive officer, I completed customer and employee surveys that have affirmed the strong position of our products in the marketplace and our employees’ alignment with our customers’ interests. We have launched accelerated processes, assisted in part by our engagement of McKinsey & Co., to drive the improvement of our product development, market introduction, organization and cost structure. Our focus is to deliver improved operating margins and to set the industry standard for meeting the changing requirements of our customers. I look forward to sharing my plans with you in the coming months.”

Commenting on the balance sheet, Chief Financial Officer John Batty said, “We executed our plan this quarter to re-shape our balance sheet by completing our convertible note refinancing that raised an additional $50 million, and we exchanged $72.5 million principal amount of convertible notes due May 2008 with $72.5 million principal amount of new notes due in May 2010. This transaction, together with a $30 million sale lease-back that closed in February, raises our cash balance substantially and strengthens the Company’s financial position.”

Second Quarter Fiscal 2007 Outlook

Net sales in the second quarter of fiscal 2007 are expected to be approximately $115 million to $118 million, with a loss per share in the range of $0.05 to $0.06.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Thursday, March 1, 2007, at 5.00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations–Financial Information–Webcasts” section. A replay of the call will be available via phone and web site through April 1, 2007. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 16142884. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the strong position of our products in the marketplace, our launching of accelerated process to improve our product development, market introduction, organization and cost structure, delivering improved operating margins, and setting the industry standard for meeting the changing requirements of its customers, and expected net sales and earnings per share for the second quarter of fiscal 2007. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended February 3,	Three Months Ended January 31,	Three Months Ended October 31,
	2007	2006	2006
Net sales (1)	$118,797	$121,805	$127,148

Cost of goods sold (2)	67,295	66,039	70,401

Gross margin	51,502	55,766	56,747

Operating expenses:

Research and development (3)	21,178	24,148	20,525

Selling, general & administrative (4)	25,839	29,311	27,744

Amortization of purchased intangible assets	4,455	4,254	4,528

Restructuring charges	492	314	7,836

Total operating expenses	51,964	58,027	60,633

Operating loss	(462)	(2,261)	(3,886)

Interest and other income (loss) (5)	2,463	(154)	2,984

Income (loss) before income taxes	2,001	(2,415)	(902)

Income taxes	2,012	1,631	1,040

Net loss	($11)	($4,046)	($1,942)

Net loss per share
Basic	($0.00)	($0.04)	($0.02)

Diluted	($0.00)	($0.04)	($0.02)

Number of shares used in
Computing per share amounts
Basic	100,612	99,492	100,527

Diluted	100,612	99,492	100,527

(1)

Effective the first quarter of fiscal 2007 the Company reclassified engineering consulting and customized services as revenue instead of as an offset to selling, general, and administrative expenses. The labor and material associated with the delivery of these services which had previously been reported as selling, general, and administrative expenses are classified as cost of goods sold. For the three month period ended February 3, 2007 the total amount of engineering consulting and customized services classified as net sales is $5.5 million and the related cost of goods sold is $3.7 million. For comparative purposes, for the three month periods ended January 31, 2006 and October 31, 2006, $3.6 million and $5.3 million, respectively has been reclassified as net sales. The related cost of goods sold of $2.2 million and $3.6 million for the three month periods ended January 31, 2006 and October 31 2006, respectively has been reclassified to cost of goods sold from selling, general, and administrative expenses.

	Three Months Ended January 31, 2006 as reported	Reclassified Amount	Three Months Ended January 31, 2006 as reclassified	Three Months Ended October 31, 2006 as reported	Reclassified Amount	Three Months Ended October 31, 2006 as reclassified
Net sales	$118,168	$3,637	$121,805	$121,897	$5,251	$127,148

Cost of goods sold	63,799	2,240	66,039	66,812	3,589	70,401

Gross margin	54,369	1,397	55,766	55,085	1,662	56,747

Operating expenses:

Research and development	24,148	—	24,148	20,525	—	20,525

Selling, general & administrative	27,914	1,397	29,311	26,082	1,662	27,744

Amortization of purchased intangible assets	4,254	—	4,254	4,528	—	4,528

Restructuring charges	314	—	314	7,836	—	7,836

Total operating expenses	56,630	1,397	58,027	58,971	1,662	60,633

Operating loss	$(2,261)	$—	$(2,261)	$(3,886)	$—	$(3,886)

(2)	Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.1 million, $0.1 million and $0.2 million for the three months ended February 3, 2007 and January 31, 2006 and October 31, 2006, respectively. Also, includes amortization expenses resulting from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.6 million and $0.1 million for the three months ended January 31, 2006 and October 31, 2006, respectively.

(3)	Includes stock-based compensation under FAS 123R of $0.4 million, $0.3 million and $0.4 million for the three months ended February 3, 2007, January 31, 2006 and October 31, 2006, respectively.

(4)	Includes stock-based compensation under FAS 123R of $1.2 million, $0.6 million and $0.7 million for the three months ended February 3, 2007, January 31, 2006 and October 31, 2006, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.1 million for the three months ended January 31, 2006.

(5)	Includes a gain of $3.0 million associated with the exchange of $72.5 million of the convertible notes and a loss on the sale of land of $0.9 million for the three months ended February 3, 2007. Includes impairment of an equity investment of $0.9 million and a gain of $2.8 million associated with the repurchase of $35.0 million of convertible notes for the three months ended October 31, 2006.

(6)	Beginning in Q1 2007, Credence changed its fiscal year end from a calendar date ending October 31 to a 52 or 53 week calendar ending on the Saturday closest to October 31. There were 95 days in Q1 2007 and fiscal 2007 will be a 52 week fiscal year ending November 3, 2007. This change has no impact on the Company’s results of operations, financial position, or cash flows.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	February 3,	October 31,
	2007	2006 (1)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$142,930	$95,635

Short-term investments	7,179	7,177

Accounts receivable, net	113,309	114,796

Inventories	57,546	55,200

Other current assets	25,870	24,661

Total current assets	346,834	297,469

Property and equipment, net	80,777	87,175

Other assets	131,422	132,950

Total assets	$559,033	$517,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$33,312	$32,477

Accrued liabilities	96,007	105,089

Deferred profits	7,621	6,143

Total current liabilities	136,940	143,709

Other liabilities	197,730	151,686

Long-term deferred income taxes	9,473	9,473

Stockholders’ equity	214,890	212,726

Total liabilities and stockholder’s equity	$559,033	$517,594

(1)	Derived from the audited financial statements for the year ended October 31, 2006.